Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732)240-4500, ext. 7506
Fax: (732)349-5070 email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES SALE OF PREFERRED SHARES

TO THE U.S. TREASURY UNDER

THE CAPITAL PURCHASE PROGRAM FOR

HEALTHY FINANCIAL INSTITUTIONS

TOMS RIVER, NEW JERSEY, January 19, 2009… OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, announced today that it had completed the sale of 38,263 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A totaling $38.263 million to the U.S. Department of Treasury under the Capital Purchase Program (the “Program”) of the Emergency Economic Stabilization Act of 2008.

The voluntary equity investment from the U.S. Treasury represents 3% of total risk weighted assets as of September 30, 2008. The Preferred Stock issued will pay cumulative dividends to Treasury of 5% a year for the first five years and 9% a year thereafter. In conjunction with the Preferred Stock issuance, Treasury also received a ten year warrant to purchase 380,853 shares of common stock at an exercise price of $15.07.

Chairman, President and CEO John R. Garbarino commented, “We are pleased to confirm that after careful evaluation of the Treasury Capital Purchase Program, created for select, healthy

975 Hooper Avenue • Toms River, NJ 08753 • 732.240.4500 tel • wwwoceanfirst.com financial institutions, our Board has decided to accept Treasury’s equity investment in OceanFirst Financial. We have concluded that the Program advances the best interests of the Company, our shareholders and employees. Moreover, the capital infusion from Treasury will permit us to continue our commitment to serve the credit needs of our community throughout the current economic downturn.”

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

975 Hooper Avenue • Toms River, NJ 08753 • 732.240.4500 tel • wwwoceanfirst.com